                                 LYDALL, INC.
                                 EXHIBIT 99.1

PRESS RELEASE


                             FOR IMMEDIATE RELEASE

                LYDALL ANNOUNCES RECORD 1995 FINANCIAL RESULTS
                        -- SALES UP 18%, EPS UP 43% --


MANCHESTER, CONNECTICUT - February 15, 1996 - LYDALL, INC. (NYSE:LDL) today announced record results for the fourth quarter and year ended December 31, 1995. Net income for the year increased 45 percent on an 18 percent increase in sales.

     The year ended December 31, 1995 marked Lydall's eleventh consecutive year of earnings growth. Lydall reported net income of $22.4 million, or $1.23 per share, in 1995 compared with $15.5 million, or $.86 per share, in 1994 -- a 45 percent increase in net income and a 43 percent gain in per-share income. Sales for the year increased by 18 percent to $252.1 million from $213.1 million in 1994. Gross margin in 1995 was $77.7 million, or 30.8 percent of sales, compared with $64.9 million, or 30.5 percent of sales, in 1994. After-tax return on sales was 8.9 percent compared with 7.3 percent last year.

     For the fourth quarter ended December 31, 1995, sales were $62.4 million compared with $57.0 million for the same quarter last year, a 9.5 percent increase. Net income was $5.8 million compared with $4.3 million -- up 34 percent. On a per-share basis, the Company earned $.32 in the fourth quarter of 1995 compared with $.24 in the same period last year -- a 33 percent increase. Gross margin in the quarter was $19.5 million, or 31.3 percent of sales, and after-tax return on sales was 9.3 percent. For the 1994 period, gross margin was $17.3 million, or 30.4 percent of sales, and after-tax return on sales was
7.6 percent.

     All prior-period per-share figures have been adjusted to reflect a two-for-one stock split distributed on June 21, 1995.

     Commenting on Lydall's results, Leonard R. Jaskol, Chairman and Chief Executive Officer, stated, "We saw some economic softness during the fourth quarter, and yet, demand remained strong for our air filtration media, sold to clean-room filter manufacturers, and for our thermal barriers and heat shields, found predominantly in light- and medium-duty trucks, vans, and four-wheel drive vehicles. Sales performance during the quarter was more in line with our historical fourth-quarter norm. In recent years robust growth from acquisitions and product introductions have outweighed the effects of holiday closings and year-end inventory reductions by our customers.

     "Areas of softness were primarily in product lines more directly impacted by general economic conditions. We saw a bit of a slowdown in our materials handling business at year-end as compared to the torrid pace in the first half of the year. We also saw some slowing in those businesses outside of our filtration and thermal barrier concentrations.

     "Sales of high-efficiency air filtration media continued to be robust both domestically and abroad, fueled by the new construction of clean-room facilities for a growing number of applications, many outside the semiconductor segment. For instance, a growing amount of precision manufacturing is being done under clean-room conditions. Other examples include: medical research laboratories, pharmaceutical houses, and industrial plating and painting operations.

                                    -MORE-

Lydall, Inc. News Release              2 of 4               February 15, 1996



     "In addition to continuing growth from market penetration and new products within our automotive thermal barrier line, we experienced increased sales of cryogenic insulation which is used at temperatures approaching absolute zero, as well as increased demand for our flame barrier and duct lining materials used in commercial building applications.

     "Lydall's financial position continued to strengthen during 1995. We generated operating cash flow of $45.2 million during the year. We had cash, cash equivalents and short-term investments of $28.7 million and working capital of $52.7 million. Our current ratio was 2.77 at the end of 1995, and our total-debt-to-total-capitalization ratio was 9 percent. Year-end inventory was up slightly (4 percent) on an 18 percent increase in sales, and inventory turnover increased to 11.1 times from 10.2 times, marking the fourth consecutive year of improvement.

     "A pending lawsuit alleging patent infringement has been filed by ATD Corporation, (ATD) , a competitor of Lydall, with respect to our metal heat shields. ATD has a patent on its shield, and Lydall has a patent on its own shield; both patents were allowed by the same patent examiner. The Lydall products manufactured under its patent are only a small portion of our automotive thermal barrier product line. The court has ruled that Lydall's patent does not literally infringe on that of ATD; however, the issue of the equivalency of the two inventions, or to what degree they are different, is a factual dispute that under the law must be given to a jury to decide. So far, the court has not ruled on Lydall's motion to dismiss ATD's claim of willful infringement pending review of additional documentation. The Company adamantly believes this claim is particularly without merit and is hopeful that this issue will be disposed of before trial. Trial is expected to begin later this month. ATD has claimed exaggerated damages of approximately $33 million, a figure which the Company vigorously disputes. The Company believes the suit and ATD's claim for damages are completely without merit and, based upon written opinion of counsel and several experts, expects to prevail in the case. The Company today filed a current report on Form 8-K with the Securities and Exchange Commission further detailing the litigation.

     "As a whole, we closed 1995 having slightly exceeded sales and earnings projections made early in the year. We made excellent progress within our quality program and invested heavily in capital improvements directly tied to improving efficiency and process control. I'm disappointed, however, that we did not complete any acquisitions during the year despite extensive efforts worldwide. Growth by acquisition is an important element of our strategy and will continue to be a major focus in 1996."

     Lydall, Inc. is a manufacturer of technologically advanced engineered materials for demanding specialty applications.

                                     -MORE

Lydall, Inc. News Release               3 of 4                 February 15, 1996

SUMMARY OF OPERATIONS
In thousands except per-share data

(Unaudited)                                                           Fourth Quarter         Twelve Months
                                                                      Ended Dec. 31,         Ended Dec. 31,
                                                                     1995         1994      1995         1994
                                                                  ----------   ---------  ---------   ----------
Net sales                                                        $   62,353   $  56,954  $ 252,128   $  213,072

Cost of sales                                                        42,820      39,650    174,430      148,188
                                                                  ----------   ---------  ---------   ----------

Gross margin                                                         19,533      17,304     77,698       64,884

Selling, new product
     development and
     administrative expenses                                         10,306       9,433     40,668       36,211
                                                                  ----------   ---------  ---------   ----------

Operating income                                                      9,227       7,871     37,030       28,673
                                                                  ----------   ---------  ---------   ----------

Other (income) expense:

Investment income                                                      (395)       (168 )   (1,113)        (231)
Interest expense                                                        123         580        778        1,335
Other, net                                                              197          12        490        1,033
                                                                  ----------   ---------  ---------   ----------

                                                                        (75)        424        155        2,137
                                                                  ----------   ---------  ---------   ----------

Income before income taxes                                            9,302       7,447     36,875       26,536

Income tax expense                                                    3,489       3,108     14,437       11,033
                                                                  ----------   ---------  ---------   ----------

Net income                                                       $    5,813   $   4,339  $  22,438   $   15,503
                                                                  ----------   ---------  ---------   ----------

Net income per share *                                           $     0.32   $    0.24  $    1.23   $     0.86

Weighted average shares and
     equivalents outstanding *                                       18,399      18,070     18,313       17,953

* Prior-period restated to reflect a two-for-one stock split distributed on June 21, 1995.


Lydall, Inc. News Release                       4 of 4         February 15, 1996

FINANCIAL POSITION                        As of        As of
In thousands except ratio data         December 31, December 31,
(Unaudited)                                1995        1994
                                       ------------ ------------
Cash, cash equivalents, and
     short-term investments                $28,733      $14,588
Working capital                             52,730       30,823
Long-term debt, net of
     current maturities                      7,750       10,607
Stockholders' equity                       101,811       76,227
Total capitalization                       112,432       89,677
Current ratio                                 2.77         1.93
Total debt/total capitalization                .09          .15





Common Stock Data *
Fourth quarter ended December 31,          1995          1994
                                       ------------    ---------
High                                       $28.500      $18.625
Low                                         21.500       15.500
Last                                        22.750       16.250


1,261,500 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange during the fourth quarter 1995.

* Prior-period restated to reflect a two-for-one stock split distributed on June 21, 1995.


                                      ###